As filed with the Securities and Exchange Commission on December 23, 2014

Registration No. 333-164642

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Oplink Communications, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	No. 77-0411346
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

46335 Landing Parkway Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)

2009 Equity Incentive Plan

2000 Equity Incentive Plan

Amended and Restated 2000 Employee Stock Purchase Plan

(Full Title of the Plan)

Stephen M. Welles Senior Vice President and General Counsel 46335 Landing Parkway Fremont, CA 94538 (510) 933-7200	Copy to: Scott A. Anthony, Esq. Jack S. Bodner, Esq. Covington & Burling LLP 333 Twin Dolphin Drive Suite 700 Redwood Shores, CA 94065-1418 (650) 632-4700

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to Registration Statement No. 333-164642 on Form S-8 (the “Registration Statement”), filed by Oplink Communications, Inc. (the “Company”) with the Securities and Exchange Commission on February 2, 2010, which registered 7,669,669 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), issuable under the 2000 Equity Incentive Plan, the Amended and Restated 2000 Employee Stock Purchase Plan and the 2009 Equity Incentive Plan.

On December 23, 2014, pursuant to an Agreement and Plan of Merger dated as of November 18, 2014 (the “Merger Agreement”) by and among Koch Industries, Inc., a Kansas corporation (“Parent”), Koch Optics, Inc., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Purchaser”), and the Company, Purchaser merged with and into the Company, with the Company surviving the Merger and becoming an indirect wholly-owned subsidiary of Parent (the “Acquisition”).

As a result of the Acquisition, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. Accordingly, pursuant to undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment to the Registration Statement to deregister all of such securities of the Company registered but unsold under the Registration Statement, if any, as of the effective time of the Acquisition.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Fremont, California, on December 23, 2014. No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.

Oplink Communications, Inc.

By:	/s/ Stephen M. Welles
Stephen M. Welles
Senior Vice President and General Counsel